Exhibit 99

Glacier Bancorp, Inc. Completes Acquisition of Citizens Bank Holding Company

          KALISPELL, Mont., April 1 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the completion of the acquisition of Citizens Bank Holding Company and its commercial bank subsidiary, Citizens Community Bank (“Citizens”).  Citizens has assets of approximately $113 million, with three banking offices in Pocatello and Idaho Falls and a loan production office in Rexburg, Idaho.  Citizens will operate as a separately chartered community banking subsidiary of Glacier.

          “We are delighted to have Citizens Community Bank join the Glacier Bancorp organization,” commented Mick Blodnick, Glacier’s President and CEO.  “This is a terrific bank that is well managed and strongly positioned to serve the growing markets of southeastern Idaho.”

          Glacier Bancorp, Inc. is the parent company for eight other community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; and First National Bank-West, Evanston, operating in Wyoming.  As of December 31, 2004, Glacier had total assets of $3.0 billion.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Glacier’s style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.

SOURCE  Glacier Bancorp, Inc.
           -0-                                                  04/01/2005
           /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./